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                                                                     EXHIBIT 4.2

                           COMPAQ COMPUTER CORPORATION

      Pursuant to authority granted to me by the Board of Directors of Compaq Computer Corporation (the "Corporation") on December 9, 1999, I hereby authorize and direct:

      That the Corporation shall create a series of unsecured debt securities of the Corporation, designated as the 7.45% notes due August 1, 2002 (the "2002 Notes") and a series of unsecured debt securities of the Corporation, designated as the 7.65% notes due August 1, 2005 (the "2005 Notes"), to be issued under the Indenture dated as of May 2, 2000 (the "Indenture"), between the Corporation and The Bank of New York, as trustee (the "Trustee").

      That the Corporation shall issue and sell to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc., Morgan Stanley & Co. Incorporated, Lehman Brothers Inc. and Salomon Smith Barney Inc. (collectively, the "Underwriters"), for resale to the public, up to $275,000,000 in aggregate principal amount of the 2002 Notes and $300,000,000 in aggregate principal amount of the 2005 Notes.

      That the 2002 Notes and 2005 Notes shall have the following terms:

      1. The title of the 2002 Notes shall be 7.45% Notes due August 1, 2002, and the title of the 2005 Notes shall be 7.65% Notes due August 1, 2005.

      2. The limit upon the aggregate principal amount described in this certificate is $275,000,000 for the 2002 Notes and $300,000,000 for the 2005 Notes.

      3. The 2002 Notes and the 2005 Notes shall be issued under the Indenture.

      4. The principal of the 2002 Notes shall be payable on August 1, 2002, and the principal of the 2005 Notes shall be payable on August 1, 2005.

      5. Subject to the paragraph 10 below, the 2002 Notes and the 2005 Notes shall bear interest at an annual rate of 7.45% and 7.65%, respectively, from August 4, 2000, payable semiannually in arrears on February 1, and August 1, of each year (the "Interest Payment Dates"), commencing February 1, 2001, until the principal of the 2002 Notes or 2005 Notes, as applicable, is paid or made available for payment. The interest so payable shall be paid to the persons in whose name the 2002 Notes and 2005 Notes, as applicable, are registered at the close of business on January 15 or July 15 (whether or not a business day) next preceding such February 1 or August 1, respectively.

      6. The 2002 Notes and 2005 Notes shall be issued in denominations of $1,000 and integral multiples of $1,000, in dollars.

      7. The 2002 Notes and 2005 Notes may be redeemed by the Corporation, in whole or in part at any time and from time to time, at a redemption price as determined in the Corporation's Prospectus Supplement, dated August 1, 2000, to the Prospectus, dated June 16, 2000, and filed with the Securities and Exchange Commission (the "SEC") on August 3, 2000 (the "Prospectus Supplement") and in accordance with the other terms and conditions described in such Prospectus Supplement relating to the Corporation's optional redemption rights.

      8. The 2002 Notes and 2005 Notes shall not be subject to any optional or mandatory sinking fund.

      9. The 2002 Notes and 2005 Notes shall be initially represented by one or more Global Securities (as defined in the Indenture) registered in the name of the nominee of the DTC ("DTC"). In addition to those circumstances provided in the Indenture, the Corporation may at any time and in its sole discretion determine not to have the 2002 Notes or 2005 Notes represented by the Global Securities and, in such event, will issue individual notes in definitive form in exchange for the Global Securities representing such notes. Furthermore, if the Corporation so specifies with respect to the 2002 Notes or 2005 Notes, an owner of a beneficial interest in the Global Security representing 2002 Notes or

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            2005 Notes, as applicable, may, on terms acceptable to the
            Corporation, the Trustee and DTC, receive individual 2002 Notes or 2005 Notes, as applicable, in exchange for such beneficial interests.

      10. Without notice to or consent of any holder of 2002 Notes or 2005 Notes, as applicable, the Corporation may, from time to time and at any time, issue and sell additional 2002 Notes or 2005 Notes with the same title and terms as set forth above, except that payment of interest on such additional 2002 Notes or 2005 Notes shall commence on the first Interest Payment Date after the date of issue of such additional 2002 Notes or 2005 Notes.

      That the Trustee shall be the registrar and transfer agent for the 2002 Notes and the 2005 Notes and the paying agent of the Corporation for the payment of the principal of and interest on the 2002 Notes and the 2005 Notes; the Trustee shall select an Authenticating Agent (as defined in the Indenture); and the register for the 2002 Notes and the 2005 Notes shall be kept, and notices and demands to or upon the Corporation in respect of the 2002 Notes and the 2005 Notes and the Indenture may be served, at the principal corporate trust office of the Trustee in the Borough of Manhattan, The City of New York, New York.

      That the form of Underwriting Agreement attached hereto between the Corporation and the Underwriters relating to the issue and sale of the 2002 Notes and 2005 Notes to the Underwriters be, and the same hereby is approved, and that the 2002 Notes shall be sold to such Underwriters pursuant to such Underwriting Agreement at 99.582% of the aggregate principal amount thereof (representing a discount of .35%), and that the 2005 Notes shall be sold to the Underwriters pursuant to such Underwriting Agreement at 99.209% of the aggregate principal amount thereof (representing a discount of .60%); part of the 2002 Notes and 2005 Notes shall be offered to the public at an initial offering price of 99.932% of the aggregate principal amount of the 2002 Notes and 99.809% of the aggregate principal amount of the 2005 Notes and part of the 2002 Notes and 2005 Notes shall be offered to certain dealers at a price that represents a concession not in excess of .20% of the aggregate principal amount of the 2002 Notes and not in excess of .35% of the aggregate principal amount of the 2005 Notes; the Underwriters may allow, and those certain dealers may reallow, a discount not in excess of .125% of the aggregate principal amount of each of the 2002 Notes and 2005 Notes to some other dealers; and the 2002 Notes and 2005 Notes shall be issued and sold under the Corporation's Registration Statement (file number 333-36750) filed with the SEC on May 11, 2000 and declared effective by the SEC on June 16, 2000.

Dated as of August 1, 2000


                                    Compaq Computer Corporation


                                    By: /s/ BEN K. WELLS
                                       -----------------------------------------
                                    Name:   Ben K. Wells




                                    Title:   Vice President and Corporate
Treasurer